August 13, 2010

PRESS RELEASE

CORRECTION: Century Casinos Reports Financial Results for Second Quarter 2010

Colorado Springs, Colorado, August 13, 2010 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today certain corrections to a press release it issued on August 9, 2010. Among the corrections are the following:

1.	On page one, Earnings from discontinued operations for the three months ended June 30, 2009 has been changed from $1.424 million to $20.777 million.
2.	On page one, Earnings from discontinued operations for the six months ended June 30, 2009 has been changed from $2.712 million to $22.679 million.

The August 9, 2010 press release that follows has been corrected and restated in its entirety to reflect these and certain other corrections.

Colorado Springs, Colorado, August 9, 2010 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today its financial results for the three and six months ended June 30, 2010.

	For the Three Months			For the Six Months
Amounts in thousands, except share data	Ended June 30,			Ended June 30,
Consolidated Results:	2010	2009	% Change	2010	2009	% Change
Net operating revenue	$14,940	$11,884	25.7%	$29,077	$23,883	21.7%
Operating earnings (loss) from continuing operations	344	(307)	212.1%	694	(131)	630.0%
Loss from continuing operations	(259)	(1,045)	75.2%	(129)	(2,504)	94.8%
Earnings from discontinued operations	-	20,777	NM	-	22,679	NM
Net (loss) earnings	(259)	19,732	-101.3%	(129)	20,175	-100.6%
Net (loss) earnings attributable to Century Casinos, Inc.	(259)	18,903	-101.4%	(129)	19,248	-100.7%

Adjusted EBITDA*	$2,005	$1,563	28.2%	$3,989	$3,662	8.9%

Basic and Diluted earnings per share:
Loss from continuing operations	($0.01)	($0.05)		($0.01)	($0.10)
Net (loss) earnings	($0.01)	$0.80		($0.01)	$0.82

Weighted-average common shares, basic and diluted	23,815,936	23,524,067		23,815,936	23,524,067

Three Months Ended June 30, 2010
Net operating revenue for the three months ended June 30, 2010 was $14.9 million compared to $11.9 million for the three months ended June 30, 2009. The increase in net operating revenue of $3.0 million is attributable to the following: $2.1 million of net operating revenue due to the acquisition of the Silver Dollar in the first quarter of 2010; $0.7 million due to improved business conditions at our Edmonton, Alberta property resulting from the completion of road construction; an improvement in the average exchange rate between the U.S. dollar and the Canadian dollar; and $0.2 million due to improved business conditions at our Womacks Casino in Cripple Creek, Colorado from better weather conditions and the impact of Amendment 50, which allowed 24 hour operations and increased table limits in Colorado as of July 2009.

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
1/13

For the second quarter of 2010, consolidated Adjusted EBITDA* was $2.0 million. This represents a 28.2% increase in consolidated Adjusted EBITDA* over the same quarter of last year.  All operating segments provided positive Adjusted EBITDA*, with the exception of Silver Dollar, totaling $3.2 million which was offset by Corporate operations of $1.2 million. Management attributes the improvement in Adjusted EBITDA* to improved earnings from operations between the second quarter of 2009 and the second quarter of 2010.

Operating earnings from continuing operations increased $0.6 million from a loss of $0.3 million for the three months ended June 30, 2009 to an income of $0.3 million for the three months ended June 30, 2010. Operating earnings from continuing operations for the three months ended June 30, 2010 at Century Casino & Hotel at Edmonton improved by $0.2 million resulting from an increase in revenue in the nickel slot denomination, an increase in the number of slot units and improved business volume associated with the completion of road construction. Operating earnings from continuing operations for the three months ended June 30, 2010 at the Womacks Casino in Cripple Creek and the Century Casino and Hotel in Central City, Colorado improved by $0.2 million due to better weather conditions in the second quarter of 2010 compared to the second quarter 2009 and the impact of Amendment 50. Corporate earnings from operations improved by $0.2 million primarily due to a reduction in the amount of stock compensation recognized in the second quarter of 2010 compared to the second quarter of 2009.

Adjusted for foreign currency transaction gains and losses, the Company recognized a loss from continuing operations of $0.01 million*, for the second quarter of 2010 compared to a loss from continuing operations of $1.3 million for the second quarter of 2009.

Including discontinued operations, in the second quarter of 2009, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $18.9 million, or $0.80 per share. During the second quarter of 2009, the Company recorded a gain of $0.04 million on the sale of its Casino in Prague, Czech Republics and $19.8 million on the sale of its casinos in South Africa.

Six Months Ended June 30, 2010
Net operating revenue for the six months ended June 30, 2010 was $29.1 million compared to $23.9 million for the six months ended June 30, 2009. The increase in net operating revenue of $5.2 million is attributable to the following: $3.9 million of net operating revenue due to the acquisition of the Silver Dollar in the first quarter of 2010, $1.2 million due to improved business conditions resulting from the completion of road construction and an improvement in the average exchange rate between the U.S. dollar and the Canadian dollar at our casino in Edmonton and $0.2 million from the impact of three new casinos on the cruise ships Wind Surf,  Wind Star and Wind Spirit, all beginning service in April 2010. These increases in net operating revenue were offset by a $0.1 million decrease in net operating revenue associated with Womacks Casino at Cripple Creek.

For the six months ended June 30, 2010, consolidated Adjusted EBITDA* was $4.0 million. This represents an 8.9% increase in consolidated Adjusted EBITDA* over the same period of last year.  All operating segments provided positive Adjusted EBITDA* totaling $6.4 million which was offset by Corporate operations of $2.4 million. Management attributes the improvement in Adjusted EBITDA* to improved earnings from operations between the six months ended June 30, 2009 and the six months ended June 30, 2010.

Earnings from continuing operations increased $0.8 million from a loss of $0.1 million for the six months ended June 30, 2009 to a gain of $0.7 million for the six months ended June 30, 2010 due to a decrease in corporate expenses associated with the amount of stock compensation recognized of $0.4 million and a reduction in professional fees of $0.2 million. The increase in ship casino revenue of $0.1 million is due to the addition of three new ship casinos which began service in April 2010. The addition of the Silver Dollar in the first quarter of 2010 contributed $0.1 million.

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
2/13

Adjusted for foreign currency transaction gains and losses and an insurance recovery, the Company recognized a loss from continuing operations of $0.2 million*, for the six months ended June 30, 2010 compared to a loss from continuing operations of $2.3 million for the six months ended June 30, 2009.

Including discontinued operations, for the six months ended June 30, 2009, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $19.2 million.  For the six months ended June 30, 2009, the Company recorded a gain of $0.9 million and $19.8 million on the sale of its sale of its Casino in Prague, Czech Republics and South Africa, respectively.

Purchase of Silver Dollar Casino
On January 13, 2010, the Company acquired the Silver Dollar and related land for total consideration of $11.5 million. The Company paid a $1.0 million deposit towards the acquisition on November 6, 2009, with the remainder paid on January 13, 2010, using cash on hand.

The Silver Dollar is a 93,000 square-foot casino facility located on approximately seven acres of land in Calgary, Alberta, Canada. The casino facility includes 504 slot machines, 25 video lottery terminals, 16 table games, two restaurants, a lounge, a 5,000 square-foot showroom, an 18,000 square-foot convention center and a 30-lane bowling alley. The Company plans to change the name of the Silver Dollar Casino to “Century Casino” by the end of October 2010.

Property Results (Continuing Operations)
(in thousands)

	Net Operating Revenue		Adjusted EBITDA*		Net Operating Revenue		Adjusted EBITDA*
	For the Three Months				For the Six Months
	Ended June 30,		Ended June 30,		Ended June 30,		Ended June 30,
	2010	2009	2010	2009	2010	2009	2010	2009
Century Casino & Hotel, Edmonton	$5,497	$4,843	$1,759	$1,554	$10,857	$9,639	$3,400	$3,329
Silver Dollar Casino, Calgary	2,098	-	(26)	-	3,840	-	$153	$-
Womacks Casino & Hotel, Cripple Creek	2,617	2,441	490	351	4,882	5,013	$682	$845
Century Casino & Hotel, Central City	4,210	4,178	947	980	8,382	8,341	$1,868	$2,043
Cruise Ships	518	422	79	52	1,116	890	$236	$110
Corporate	-	-	(1,246)	(1,374)	-	-	$(2,251)	$(2,665)
Consolidated net operating revenue	$14,940	$11,884	$2,003	$1,563	$29,077	$23,883	$4,088	$3,662

Three Months Ended June 30, 2010
Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton increased by 13.5% to $5.5 million for the second quarter of 2010 compared to $4.8 million for the second quarter of 2009. This increase is primarily due to an increase in table games and slot revenue and the improved exchange rate between the U.S. dollar and Canadian dollar. Management believes that improved business conditions following completion of road construction near the casino and an increase in the size of player wagers was the primary reason for the increase in table games revenue, and improvements to the floor by the Alberta Gaming and Liquor Commission (AGLC) with slot machine movements and conversions contributed to an increase in slot revenue.  In Canadian dollars, Adjusted EBITDA* remained constant at CAD 1.8 million for the three months ended June 30 2010 and 2009.

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
3/13

Womacks Casino (Cripple Creek, Colorado, USA) – Net operating revenue at Womacks Casino increased $0.2 million, or 7.2%, from $2.4 million for the second quarter of 2009 to $2.6 million for the second quarter of 2010. Management believes that Womacks has increased revenue due to positive customer service, food product improvements, improved weather conditions and the impact of Amendment 50. Adjusted EBITDA* increased 39.6% from $0.4 million for the second quarter of 2009 to $0.5 million for the second quarter of 2010 primarily due to improved earnings from operations between the second quarter of 2009 and the second quarter of 2010.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City remained flat at $4.2 million when comparing the second quarter of 2010 to the second quarter of 2009, primarily due to poor overall economic conditions impacting revenues.  Coin-in remained flat and the slot hold percentage is down due to a change in slot play from video to video poker, which has a lower hold percentage.  Table revenue increased by 77% due to increased table game limits from Amendment 50.  Century Casino’s market share for the three months ended June 30, 2010 increased compared to the three months ended June 30, 2009 to 29.1% from 28.9%.  Management believes that weekend promotions have helped to maintain business. Adjusted EBITDA* for the Century Casino and Hotel in Central City for the second quarter of 2010 decreased by 3.4% to $0.9 million compared to $1.0 million in the second quarter of 2010. The decrease is primarily due to poor overall economic conditions.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $0.5 million for the second quarter of 2010 compared to $0.4 million in the second quarter of 2009. Adjusted EBITDA* increased from $0.05 million for the second quarter of 2009 to $0.08 million for the second quarter of 2010. The increase in net operating revenue and adjusted EBITDA is primarily due to increases in gaming revenue from three new cruise ships, Wind Star, Wind Surf and Wind Spirit, which all began service in April 2010, and a $36,000 increase in revenue from Mein Schiff.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1.2 million for the second quarter of 2010 compared to negative Adjusted EBITDA* of $1.4 million for the second quarter of 2009. The lower negative Adjusted EBITDA* is primarily due to a reduction in the amount of stock compensation recognized in the second quarter of 2010 compared to the second quarter of 2009.

Six Months Ended June 30, 2010
Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton increased by 12.6% to $10.9 million for the six months ended June 30, 2010 compared to $9.6 million for the six months ended June 30, 2009. This increase is primarily due to an increase in table games and slot revenue and the improved exchange rate between the U.S. dollar and Canadian dollar. Management believes that improved business conditions following completion of road construction near the casino and an increase in the size of player wagers was the primary reason for the increase in table games revenue, and improvements to the floor by the AGLC with slot machine movements and conversions contributed to an increase in slot revenue.  In Canadian dollars, Adjusted EBITDA* decreased from CAD 4.0 million to CAD 3.5 for the six months ended June 30 2010 and 2009 primarily due to a decrease in table games hold in the first quarter.

Womacks Casino (Cripple Creek, Colorado, USA) – Net operating revenue at Womacks Casino in Cripple Creek, Colorado decreased $0.1 million, or 2.6%, from $4.9 million for the six months ending June 30, 2010 compared to $5.0 million for the same period in 2009, primarily due to a decline in the gaming market. Adjusted EBITDA* decreased 19.3% from $0.8 million to $0.7 million primarily due a decrease in net operating revenue between the six months ended June 30, 2010 and the six months ended June 30,2009.

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
4/13

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City remained flat at $8.3 million when comparing the six months ending June 30, 2010 to the same period of 2009.  Management attributes the flat operating revenue to poor overall economic conditions.  Coin-in revenue remained flat and the slot hold percentage was down due to a change in slot play from video to video poker, which has a lower hold percentage.  Table revenue increased due to Amendment 50.  Management believes that weekend promotions have helped to maintain business.  Adjusted EBITDA* for the Century Casino and Hotel in Central City for the six months ending June 30, 2010 decreased 8.6% to $1.9 million from $2.0 million for the six months ending June 30, 2009. This decrease is primarily due to an increase in operating expenses between the six months ended June 30, 2010 and the six months ended June 30, 2009.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $1.1 million for the six months ended June 30, 2010 compared to $0.9 million for the six months ended June 30, 2009  as the result of the impact of  three new cruise ships, Wind Star, Wind Surf and Wind Spirit, which all began service in April 2010. Adjusted EBITDA* increased $0.1 to $0.2 million for the six months ended June 30 2010 compared to $0.1 million for the six months ended June 30, 2009. The increase in adjusted EBITDA is also attributable to the impact of the three new ship casinos.

Corporate – Corporate operations reported negative Adjusted EBITDA* of $2.3 million for six months ended June 30, 2010 compared to negative Adjusted EBITDA* of $2.7 million for the six months ended June 30, 2009. The lower negative Adjusted EBITDA* is primarily due to a decrease in the amount of stock compensation recognized and a reduction in professional fees for six months ended June 30, 2010 as compared to the same period of 2009.

Liquidity
Cash and cash equivalents totaled $24.5 million at June 30, 2010 and the Company had working capital (current assets minus current liabilities) of $15.8 million. During 2010, the Company paid $9.3 million for its acquisition of the Silver Dollar. In April 2010, the Company paid $2.2 million for land in Cripple Creek, Colorado. The Company expects to pay approximately $3.0 million in capital expenditures at all its casinos over the next twelve months.

The Company has posted the Form 10-Q filed with the SEC for the second quarter of 2010 on its website at www.cnty.com/corporate/investor/sec-filings/ .

Century Casinos will host its Q2 2010 Earnings Conference Call on August 9, 2010 at 8:00 am MDT; 4:00 pm CEST, respectively. U.S. domestic participants please dial +1-800-862-9098; all other international participants please use +1-785-424-1051 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

*See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

5/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

	For the three months		For the six months
	ended June 30,		ended June 30,
Amounts in thousands, except for share and per share information	2010	2009	2010	2009
Operating revenue:
Gaming	$13,239	$11,138	$25,821	$22,610
Hotel, food and beverage	2,756	2,037	5,521	3,936
Other	770	463	1,349	872
Gross revenue	16,765	13,638	32,691	27,418
Less: Promotional allowances	1,825	1,754	3,614	3,535
Net operating revenue	14,940	11,884	29,077	23,883
Operating costs and expenses:
Gaming	5,854	4,589	11,287	9,058
Hotel, food and beverage	2,228	1,659	4,338	3,199
General and administrative	5,150	4,547	10,093	8,878
Depreciation	1,524	1,550	3,013	3,122
Total operating costs and expenses	14,756	12,345	28,731	24,257
Earnings from equity investment	160	154	348	243

Operating earnings (loss) from continuing operations	344	(307)	694	(131)
Non-operating income (expense):
Interest income	14	1	22	10
Interest expense	(281)	(915)	(572)	(1,815)
(Losses) gains on foreign currency transactions and other	(244)	276	(1)	(249)
Non-operating (expense), net	(511)	(638)	(551)	(2,054)
(Loss) income from continuing operations before income taxes	(167)	(945)	143	(2,185)

Income tax provision	92	100	272	319
Loss from continuing operations	(259)	(1,045)	(129)	(2,504)

Discontinued operations:
Earnings from discontinued operations	-	1,424	-	2,712
Gain on disposition of Century Casino Millennium	-	38	-	915
Gain on disposition of Century Casinos Africa	-	19,848	-	19,848
Income tax provision	-	533	-	796
Earnings from discontinued operations	-	20,777	-	22,679
Net (loss) earnings	(259)	19,732	(129)	20,175

Less:
Net earnings attributable to the noncontrolling
interests (continuing operations)	-	(19)	-	(37)
Net earnings attributable to the noncontrolling
interests (discontinued operations)	-	848	-	964
Net (loss) earnings attributable to Century Casinos, Inc. and subsidiaries	$(259)	$18,903	$(129)	$19,248

6/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

	For the three months		For the six months
	ended June 30,		ended June 30,
	2010	2009	2010	2009
Basic earnings per share:
Loss from continuing operations	$(0.01)	$(0.05)	$(0.01)	$(0.10)
Earnings from discontinued operations	-	0.85	-	0.92
Net (loss) earnings	$(0.01)	$0.80	$(0.01)	$0.82

Diluted earnings per share:
Loss from continuing operations	$(0.01)	$(0.05)	$(0.01)	$(0.10)
Earnings from discontinued operations	-	0.85	-	0.92
Net (loss) earnings	$(0.01)	$0.80	$(0.01)	$0.82

Amounts attributable to Century Casinos, Inc. and subsidiaries common shareholders:
Loss from continuing operations	$(259)	$(1,026)	$(129)	$(2,467)
Earnings from discontinued operations	-	19,929	-	21,715
Net (loss) earnings	$(259)	$18,903	$(129)	$19,248

Weighted average common shares, basic and diluted	23,815,936	23,524,067	23,815,936	23,524,067

7/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	June 30,	December 31,
	2010	2009
Assets
Current Assets	$26,171	$39,627
Property and equipment, net	99,710	88,241
Other Assets	8,498	7,442
Total Assets	$134,379	$135,310

Liabilities and Shareholders’ Equity
Current Liabilities	$10,356	$10,984
Non-Current Liabilities	16,636	16,037
Shareholders’ Equity	107,387	108,289
Total Liabilities and Shareholders’ Equity	$134,379	$135,310

8/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted EBITDA Margins ** by Property (Unaudited)
	For the Three		For the Six
	Months		Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Century Casino & Hotel (Edmonton)	32%	32%	31%	34%
Silver Dollar Casino (Calgary)	-1%	0%	4%	0%
Womacks Casino & Hotel (Cripple Creek)	19%	14%	14%	17%
Century Casino & Hotel (Central City)	22%	23%	22%	24%
Cruise Ships	15%	12%	21%	12%
Consolidated Adjusted EBITDA Margin	13%	13%	14%	15%

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Three Months Ended June 30, 2010

Amounts in thousands	Edmonton	Cripple Creek	Central	Cruise	Silver	Corporate	Total
			City	Ships	Dollar
Earnings (loss) from continuing operations	$855	$121	$176	$(3)	$(62)	$(1,346)	$(259)
Interest income	(10)	-	-	-	(1)	(3)	(14)
Interest expense	288	-	-	-	-	(7)	281
Income taxes	280	74	97	-	(26)	(333)	92
Depreciation	353	294	674	82	67	54	1,524
Stock compensation	-	-	-	-	-	145	145
Foreign currency	(3)	-	-	-	(4)	238	231
Disposition of fixed assets	3	1	-	-	-	1	5
Adjusted EBITDA*	$1,766	$490	$947	$79	$(26)	$(1,251)	$2,005

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Three Months Ended June 30, 2009

Amounts in thousands	Edmonton	Cripple Creek	Central	Cruise	Silver	Corporate	Total
			City	Ships	Dollar
Earnings (loss) from continuing operations	$653	$(41)	$(171)	$(17)	-	$(1,469)	$(1,045)
Interest income	-	-	-	-	-	(1)	(1)
Interest expense	281	74	515	-	-	45	915
Income taxes	253	(25)	(117)	(2)	-	(9)	100
Depreciation	320	343	751	71	-	65	1,550
Stock compensation	-	-	-	-	-	275	275
Foreign currency	47	-	-	-	-	(293)	(246)
Disposition of fixed assets	-	-	2	-	-	13	15
Adjusted EBITDA*	$1,554	$351	$980	$52	-	$(1,374)	$1,563

9/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Six Months Ended June 30, 2010

Amounts in thousands	Edmonton	Cripple Creek	Central	Cruise	Silver	Corporate	Total
			City	Ships	Dollar
Earnings from continuing operations	$1,574	$61	$338	$64	$32	$(2,198)	$(129)
Interest income	(18)	-	-	-	(1)	(3)	(22)
Interest expense	577	-	-	-	-	(5)	572
Income taxes	561	37	183	2	13	(524)	272
Depreciation	696	583	1,346	170	108	110	3,013
Stock compensation	-	-	-	-	-	288	288
Foreign currency	22	-	-	-	1	73	96
Disposition of fixed assets	3	1	1	-	-	2	7
Other one-time items	-	-	-	-	-	(108)	(108)
Adjusted EBITDA*	$3,415	$682	$1,868	$236	$153	$(2,365)	$3,989

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Earnings (Loss) from Continuing Operations by Property (Unaudited)
For the Six Months Ended June 30, 2009

Amounts in thousands	Edmonton	Cripple Creek	Central	Cruise	Silver	Corporate	Total
			City	Ships	Dollar
Earnings from continuing operations	$1,534	$(20)	$(302)	$(17)	-	$(3,699)	$(2,504)
Interest income	(2)	-	(1)	-	-	(7)	(10)
Interest expense	530	138	1,052	-	-	95	1,815
Income taxes	602	(12)	(210)	(2)	-	(59)	319
Depreciation	619	739	1,502	129	-	133	3,122
Stock compensation	-	-	-	-	-	624	624
Foreign currency	46	-	-	-	-	233	279
Disposition of fixed assets	-	-	2	-	-	13	15
Impairments and other write-offs	-	-	-	-	-	2	2
Adjusted EBITDA*	$3,329	$845	$2,043	$110	-	$(2,665)	$3,662

10/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted Net Loss (Unaudited)
(Amounts in thousands)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Loss from continuing operations	$(259)	$(1,045)	$(129)	$(2,504)
Foreign currency loss (gains)	244	(276)	1	249
Other income – insurance reimbursement	-	-	(108)	-
Adjusted Net Loss	$(15)	$(1,321)	$(236)	$(2,255)

Century Casino & Hotel (Edmonton)
Reconciliation of Adjusted EBITDA to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net earnings - CAD $	$835	$823	$1,639	$1,920
Interest income	(11)	(1)	(19)	(3)
Interest expense	296	327	597	637
Income taxes	287	296	578	728
Depreciation	363	373	720	745
Foreign currency (gains)	41	(1)	6	(1)
Loss on disposition of fixed assets	2	-	3	-
Adjusted EBITDA* - CAD $	$1,813	$1,817	$3,524	$4,026

Silver Dollar Casino
Reconciliation of Adjusted EBITDA* to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
	April 1,	January 13,
	to June 30	to June 30
	2010	2010
Net earnings - CAD$	(80)	29
Interest income	(1)	(1)
Interest expense	0	0
Income taxes	(29)	12
Depreciation	69	112
Foreign currency	10	7
Adjusted EBITDA* - CAD $	(31)	159

11/13

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

*  The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. For the first quarter of 2010, the Company recognized revenue of $0.1 million for insurance proceeds received on damages to a property, in Wells, Nevada, that the Company no longer owns. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations below. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity.

**  The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino & Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, the Century Casino & Hotel in Edmonton, Canada and the Silver Dollar Casino in Calgary, Canada. The Company also operates casinos aboard eight luxury cruise vessels (Silver Cloud, Regatta, Insignia, Nautica, Mein Schiff, Wind Surf, Wind Star, Wind Spirit) and signed contracts for casinos on six additional ships (Seven Seas Voyager, Seven Seas Mariner, Seven Seas Navigator, Marina, Riviera and TUI Mein Schiff II) that are expected to start operations soon. Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos and one slot casino in Poland. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, expected competition, the impact of new gaming laws, plans for our casinos and the impact of the economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 15, 2010. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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